Exhibit 99.1

[LETTERHEAD OF THE UNITED STATES PATENT AND TRADEMARK OFFICE]


APPLICATION     FILING or    GRP ART   F1L FEE       ATTY.       TOT        IND
  NUMBER       371(c) DATE    UNIT      REC'D      DOCKET NO.   CLAIMS    CLAIMS
  ------       -----------    ----      -----      ----------   ------    ------
61/511,687      07/26/2011               110     86603-172 ADB

                                                           CONFIRMATION NO. 2928

23529                                                      FILING RECEIPT

ADE & COMPANY INC.
2157 Henderson Highway
WINNIPEG, MB R2G1P9
CANADA

                                                         Date Mailed: 08/08/2011

Receipt is acknowledged of this provisional patent application. It will not be examined for patentability and will become abandoned not later than twelve months after its filing date. Any correspondence concerning the application must include the following identification information: the U.S. APPLICATION NUMBER, FILING DATE, NAME OF APPLICANT, and TITLE OF INVENTION. Fees transmitted by check or draft are subject to collection. Please verify the accuracy of the data presented on this receipt. If an error is noted on this Filing Receipt, please submit a written request for a Filing Receipt Correction. Please provide a copy of this Filing Receipt with the changes noted thereon. If you received a "Notice to File Missing Parts" for this application, please submit any corrections to this Filing Receipt with your reply to the Notice. When the USPTO processes the reply to the Notice, the USPTO will generate another Filing Receipt incorporating the requested corrections

Applicant(s)           Jason Gray, Vancouver, CANADA;
Power of Attorney:     Adrian Battison-31726

If Required, Foreign Filing License Granted: 08/03/2011

The country code and number of your priority application, to be used for filing abroad under the Paris Convention, is US 61/511,687

Projected Publication Date: None, application is not eligible for pre-grant publication

Non-Publication Request:   No

Early Publication Request: No
 ** SMALL ENTITY **

Title     Real Time Online Searching

               PROTECTING YOUR INVENTION OUTSIDE THE UNITED STATES

Since the rights granted by a U.S. patent extend only throughout the territory of the United States and have no effect in a foreign country, an inventor who wishes patent protection in another country must apply for a patent in a specific country or in regional patent offices. Applicants may wish to consider the filing of an international application under the Patent Cooperation Treaty
(PCT). An international (PCT) application generally has the same effect as a regular national patent application in each PCT-member country. The PCT process simplifies the filing of patent applications on the same invention in member countries, but does not result in a grant of "an international


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patent"  and  does  not  eliminate  the need of  applicants  to file  additional documents and fees in countries where patent protection is desired.

Almost every country has its own patent law, and a person desiring a patent in a particular country must make an application for patent in that country in accordance with its particular laws. Since the laws of many countries differ in various respects from the patent Jaw of the United States, applicants are advised to seek guidance from specific foreign countries to ensure that patent rights are not lost prematurely.

Applicants also are advised that in the case of inventions made in the United States, the Director of the USPTO must issue a license before applicants can apply for a patent in a foreign country. The filing of a U.S. patent application serves as a request for a foreign filing license. The application's filing receipt contains further information and guidance as to the status of applicant's license for foreign filing.

Applicants may wish to consult the USPTO booklet, "General Information Concerning Patents" {specifically, the section entitled "Treaties and Foreign Patents") for more information on timeframes and deadlines for filing foreign patent applications. The guide is available either by contacting the USPTO Contact Center at 800-786-9199, or it can be viewed on the USPTO website at http://www.uspto.gov/web/offices/pac/doc/general/index.html.

For information on preventing theft of your intellectual property (patents, trademarks and copyrights), you may wish to consult the U.S. Government website, http://www.stopfakes.gov. Part of a Department of Commerce initiative, this website includes self-help "toolkits" giving innovators guidance on how to protect intellectual property in specific countries such as China, Korea and Mexico. For questions regarding patent enforcement issues, applicants may call the U.S. Government hotline at 1-866-999-HALT (1-866-999-4158).

                        LICENSE FOR FOREIGN FILING UNDER
                   Title 35, United States Code, Section 184
               Title 37, Code of Federal Regulations, 5.11 & 5.15

GRANTED

The applicant has been granted a license under 35 U.S.C. 184, if the phrase "IF REQUIRED, FOREIGN FILING LICENSE GRANTED" followed by a date appears on this form. Such licenses are issued in all applications where the conditions for issuance of a license have been met, regardless of whether or not a license may be required as set forth in 37 CFR 5.15. The scope and limitations of this license are set forth in 37 CFR 5.15(a) unless an earlier license has been issued under 37 CFR 5.15(b). The license is subject to revocation upon written notification. The date indicated is the effective date of the license, unless an earlier license of similar scope has been granted under 37 CFR 5.13 or 5.14.

This license is to be retained by the licensee and may be used at any time on or after the effective date thereof unless it is revoked. This license is automatically transferred to any related applications(s) filed under 37 CFR 1.53(d). This license is not retroactive.

The grant of a license does not in any way lessen the responsibility of a licensee for the security of the subject matter as imposed by any Government contract or the provisions of existing laws relating to espionage and the national security or the export of technical data. Licensees should apprise themselves of current regulations especially with respect to certain countries, of other agencies, particularly the Office of Defense Trade Controls, Department of State (with respect to Arms, Munitions and Implements of War (22 CFR 121-128)); the Bureau of Industry and


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Security,  Department of Commerce (15 CFR parts 730-774);  the Office of Foreign
Assets Control, Department of Treasury (31 CFR Parts 500+) and the Department of Energy.

NOT GRANTED

No license under 35 U.S.C. 184 has been granted at this time, if the phrase "IF REQUIRED, FOREIGN FILING LICENSE GRANTED" DOES NOT appear on this form. Applicant may still petition for a license under 37 CFR 5.12, if a license is desired before the expiration of 6 months from the filing date of the application. If 6 months has lapsed from the filing date of this application and the licensee has not received any indication of a secrecy order under 35 U.S.C. 181, the licensee may foreign file the application pursuant to 37 CFR 5.15(b).




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